Exhibit 5.1
[Letterhead of White & Case LLP]
July 7, 2006
Golfsmith International Holdings, Inc.
11000 N. IH-35
Austin, Texas 78753-3195
Ladies and Gentlemen:
     We refer to the Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), in the form in which it is to be filed today by Golfsmith International Holdings, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”), relating to the registration of 1,800,000 shares of common stock (the “Incentive Plan Common Stock”) pursuant to the Company’s 2006 Incentive Compensation Plan (the “Incentive Plan”).
     We have examined the originals, or photostatic or certified copies, of such records of the Company, certificates of officers of the Company and of public officials and such other documents as we have deemed relevant and necessary as the basis for the opinion set forth below. We have relied upon such certificates of officers of the Company and of public officials and statements and information furnished by officers of the Company with respect to the accuracy of material factual matters contained therein which were not independently established by us. In such examination we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as photostatic or certified copies, and the authenticity of the originals of such copies.
     Based upon our examination described above, subject to the assumptions stated, it is our opinion that the Incentive Plan Common Stock has been duly authorized and, upon issuance and sale by the Company as contemplated under the Incentive Plan against payment therefor, will be validly issued, fully paid and non-assessable.
     Our opinion set forth herein is limited to the General Corporation Law of the State of Delaware, applicable provisions of the Constitution of the State of Delaware and reported judicial decisions interpreting such General Corporation Law and Constitution, and we do not express any opinion herein concerning any other laws.
     We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,
/s/ White & Case LLP
White & Case LLP